Exhibit 99.1

Contacts:
Cris Larson	Danielle Bertrand
PDL BioPharma, Inc.	WeissComm Partners
775-832-8505	415-946-1056
Cris.Larson@pdl.com	dbertrand@wcpglobal.com

PDL BioPharma Announces Special Dividend Payment

Record Date of December 1 and Payment Date of December 15 Set

INCLINE VILLAGE, NV, November 12, 2009 — PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that it will pay a $200 million special dividend to stockholders, with part of the proceeds from the $300 million securitization transaction completed on November 2, 2009. All stockholders owning shares of PDL on December 1, 2009 will be paid a special dividend on December 15, 2009. As PDL has a significant amount of convertible securities outstanding, the amount of the dividend on a per share basis will be announced the day after the record date. The remaining net proceeds of $85 million will be used for working capital and other corporate purposes.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The company receives royalties on sales of a number of humanized antibody products marketed today and also may receive royalty payments on additional humanized antibody products launched before patent expiry in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

The foregoing statements regarding PDL’s intentions with respect to the cash special dividend payment described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. PDL’s ability to pay the special dividend described above successfully is subject to various risks, many of which are outside its control, including prevailing conditions in the capital markets, the continued strength of its royalty assets and other risks and uncertainties as detailed from time to time in the reports filed by PDL with the Securities and Exchange Commission.